EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 30, 2014, Entegris, Inc. (Entegris, or the Company) acquired ATMI, Inc. (ATMI) pursuant to an Agreement and Plan of Merger (the Merger Agreement), dated as of February 4, 2014, among the Company, Atomic Merger Corporation (Merger Sub) and ATMI, under which Merger Sub was merged with and into ATMI, with ATMI continuing as the surviving corporation and as a wholly owned subsidiary of the Company (the Merger).

The following unaudited pro forma condensed combined financial information is based on and derived from the separate historical financial statements of Entegris and ATMI to illustrate the effect of the acquisition of ATMI and gives effect to the assumptions and pro forma adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet gives effect to the Merger as if it had occurred on December 31, 2013. The unaudited pro forma condensed combined statement of operations gives effect to the Merger as if it had occurred on January 1, 2013. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition, and factually supportable. The unaudited pro forma condensed combined statement of operations has also been adjusted to give effect to pro forma events that are expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Entegris considered the acquirer of ATMI. Accordingly, consideration given by Entegris to complete the merger with ATMI will be allocated to the assets and liabilities of ATMI based upon their estimated fair values as of the date of completion of the Merger. Any excess of the consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. Entegris has not completed the detailed valuation studies necessary to arrive at the required determinations of the fair value of the ATMI assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform ATMI's accounting policies to Entegris' accounting policies. A final determination of the fair value of ATMI's assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of ATMI that existed as of the date of completion of the Merger. Accordingly, the unaudited pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed, and such further adjustments from purchase price or conforming accounting adjustments may be material. The preliminary unaudited pro forma purchase price adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. Entegris estimated the fair value of ATMI's assets and liabilities based on discussions with ATMI's management, preliminary valuation studies, due diligence and information presented in public filings.
The unaudited pro forma condensed combined consolidated statements of operation are presented for informational and illustrative purposes in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (SEC), and are not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had occurred as of the date or during the periods presented nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma condensed consolidated statements of operation and the accompanying notes should be read in conjunction with the historical audited consolidated financial statements and notes thereto of Entegris for the year ended December 31, 2013 included in Entegris’s Annual Report on Form 10-K, filed with the SEC on February 20, 2014, and ATMI’s historical audited financial statements for the year ended December 31, 2013, which are included as Exhibit 99.1 to the Current Report on Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2013

(In thousands)	Historical Entegris	Historical ATMI	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$384,426	$82,646	$182,967	(a)	$260,088
			(389,951)	(b)
Short-term investments	—	46,201	—		46,201
Trade accounts and notes receivable, net	101,873	58,009	—		159,882
Inventories, net	94,074	76,485	42,000	(c)	212,559
Deferred tax assets, deferred tax charges
and refundable income taxes	20,844	17,592	(8,453)	(d)	29,983
Assets held for sale	—	120,618	(120,618)	(e)	—
Other current assets	11,088	21,786	2,419	(f)	35,293
Total current assets	612,305	423,337	(291,636)		744,006
Property, plant, and equipment	186,440	120,462	—		306,902
Other assets:
Goodwill	12,274	13,657	356,186	(g)	382,117
Intangible assets, net	43,509	18,386	248,614	(g)	310,509
Deferred tax assets and other noncurrent tax assets	12,039	1,433	(13,472)	(d)	—
Other	8,727	18,945	14,700	(f)	42,372
Total assets	$875,294	$596,220	$314,392		$1,785,906

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	—	—	$4,600	(h)	$4,600
Accounts payable	38,396	27,087	—		65,483
Accrued payroll and related benefits	30,116	3,793	—		33,909
Other accrued liabilities	18,700	10,050	—		28,750
Deferred tax liabilities and income taxes payable	10,373	1,668	(8,495)	(i)	3,546
Liabilities held for sale	—	13,108	(13,108)	(e)	—
Total current liabilities	97,585	55,706	(17,003)		136,288
Long-term debt	—	—	813,100	(h)	813,100
Pension benefit obligations and other liabilities	15,411	9,107	—		24,518
Deferred tax liabilities and other noncurrent tax liabilities	5,455	2,247	87,899	(j)	95,601
Equity:
Preferred stock	—	—	—		—
Common stock	1,387	411	(411)	(k)	1,387
Additional paid-in capital	819,632	470,886	(470,886)	(k)	819,632
Treasury stock (at cost)	—	(251,577)	251,577	(k)	—
Retained earnings (deficit)	(88,599)	300,909	68,710	(l)	(129,044)
			(40,445)	(m)
			(369,619)	(k)(l)
Accumulated other comprehensive income	24,423	8,531	(8,531)	(k)	24,423
Total equity	756,843	529,160	(569,605)		716,398
Total liabilities and equity	$875,294	$596,220	$314,392		$1,785,906

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013

(In thousands, except per share data)	Historical Entegris	Historical ATMI	Pro Forma Adjustments		Pro Forma Combined
Net sales	$ 693,459	$ 360,959	$ (3,243)	(n)	$ 1,051,175
Cost of sales	399,245	185,013	(3,243)	(n)	581,015
Gross profit	294,214	175,946	0		470,160
Selling, general, and administrative	137,123	70,455	(3,331)	(o)	204,247
Engineering, research and development expenses	55,320	55,267	0		110,587
Amortization of intangible assets	9,347	2,828	22,039	(p)	34,214
Contingent consideration fair value adjustment	(1,813)	—	—		(1,813)
Operating income	94,237	47,396	(18,708)		122,925
Interest expense	72	—	40,645	(q)	40,717
Interest income	(236)	(944)	—		(1,180)
Other (income) expense, net	(1,794)	(2,616)	—		(4,410)
Income before income taxes	96,195	50,956	(59,353)		87,798
Income tax expense	21,669	12,197	(21,000)	(r)	12,866
Income from continuing operations	$74,526	$ 38,759	$ (38,353)		$ 74,932

Earnings per share
Basic net income per common share	$ 0.54				$ 0.54
Diluted net income per common share	$ 0.53				$ 0.54

Weighted shares ouststanding
Basic	138,950				138,950
Diluted	139,618				139,618

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
Basis of Pro Forma Presentation
Pursuant to the Merger Agreement, upon consummation of the Merger, ATMI’s stock option awards, restricted stock, and total shareholder return performance restricted stock units (TSR PRSUs) became fully vested. Entegris acquired 100% of the outstanding shares, stock options, restricted stock, TSR PRSUs, and director deferred units of ATMI for total cash consideration of $1.15 billion. Additionally, certain ATMI employees were entitled to payments upon a change in control and their subsequent termination. These payments, including a gross-up for payroll taxes, totaled $14.5 million. Of the total cash consideration expected to be paid, $1.13 billion is considered purchase price and $35.8 million associated with the acceleration of vesting and change in control payments will be recorded by the combined company as post-acquisition compensation expense. Merger-related transaction costs are not included as a component of consideration transferred, but are accounted for as an expense in the period in which the costs are incurred.
The Merger is reflected in the unaudited pro forma condensed combined financial information as an acquisition of ATMI by Entegris in accordance with Accounting Standards Codification Topic 805, Business Combinations, using the acquisition method of accounting. Under these accounting standards, the total estimated purchase price is calculated as described below, and the assets acquired and the liabilities assumed have been measured at their estimated fair values. The fair value measurements utilize estimates based on key assumptions of the Merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary and will be revised as additional information becomes available and as additional analyses are performed. The final purchase price allocation is expected to be completed in 2014. The final amounts recorded for the Merger may differ materially from the information presented herein.
Under the acquisition method of accounting, the total estimated acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of ATMI based on their estimated fair values as of the acquisition date. Any excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. The Company expects that all such goodwill will not be deductible for tax purposes. For the purposes of the unaudited pro forma condensed combined financial statements, Entegris has made a allocation of the acquisition consideration as follows:

(In thousands)
Cash and current portion of marketable securities	$312,479
Inventories	118,485
Other current assets	88,934
Property, plant and equipment	120,462
Amortizable intangible assets:
Trade name and technology	136,000
ATMI corporate trade name	5,000
Customer relationships	126,000
Other noncurrent assets	6,161
Deferred tax liabilities and income taxes payable	(102,172)
Other current and noncurrent liabilities	(50,037)
Fair value of assets acquired and liabilities assumed	761,312
Goodwill	369,154
Total preliminary Merger consideration	$1,130,466

In connection with the Merger, Entegris entered into agreements for a senior secured term loan facility agreement of $460 million and a senior secured asset-backed revolving credit facility of $75 million, and issued senior unsecured notes of $360 million. The proceeds from borrowings under the senior secured term loan facility and senior unsecured notes, together with cash on hand, financed the Merger and expenses related thereto.

The senior secured term loan facility has a term of 7 years. The Company is required to pay 1.00% of the initial principal balance annually, which will be paid, together with interest, on a quarterly basis, with the balance due at maturity. Interest on the senior secured term loan facility accrues at a rate per annum equal to LIBOR, with a floor of 0.75%, plus a margin of

2.75%. If the interest rate on Entegris’s senior secured term loan facility were to change by 0.125%, Entegris’ pro forma cash interest expense would change by $0.6 million.

The senior secured asset-backed revolving credit facility has a term of 5 years. An administrative fee of $0.1 million is payable annually and a commitment fee ranging from 0.25% to 0.33% is payable on the unused portion.

Interest on the senior unsecured notes accrues at a rate per annum equal to 6.0%. If the interest rate on Entegris’ senior unsecured notes were to change by 0.125%, Entegris’ pro forma cash interest expense would change by $0.5 million. The senior unsecured notes have a term of 8 years, and interest is payable on a semi-annual basis.

ATMI’s LifeSciences business (LS) is classified as assets and liabilities held for sale in the “Historical ATMI” column in the unaudited pro forma condensed combined balance sheet and reported as a discontinued operation in the “Historical ATMI” column in the unaudited pro forma condensed combined statement of operations. Additionally, financial information presented in the “Historical ATMI” column in the unaudited pro forma condensed combined balance sheet and statement of operations has been reclassified to conform to the historical presentation in Entegris’ consolidated financial statements.

Pro Forma Adjustments
Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Reflects the gross cash proceeds of $190.8 million, including a post-close working capital adjustment, from the LS Sale, less $7.8 million of transaction costs related to the disposition.

(b)
The following table summarizes the estimated sources and uses of proceeds in connection with the Merger. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment and may differ at the time of the consummation of the Merger depending on several factors, including differences from our estimation of fees and expenses.

(In thousands)
Sources:
Cash on hand	$389,951
Senior secured term loan facility	460,000
Senior unsecured notes	360,000
$1,209,951
Uses:
Aggregate consideration for ATMI shares	$1,099,033
Aggregate consideration for stock options	13,054
Aggregate consideration for restricted shares	27,940
Aggregate consideration for TSR PRSUs	8,931
Aggregate consideration for director deferred units	2,774
Financing fees (i)	23,370
Merger costs (ii)	34,849
$1,209,951

(i)
Includes $7.3 million of issuance costs and $2.3 million of original issue discount related to the senior secured term loan facility and $8.3 million of issuance costs related to the notes offered hereby. Also reflects the payment of debt issuance costs of $1.6 million for the asset-backed revolving credit facility and the commitment fee and related costs for the bridge financing of $3.9 million.

(ii)	Includes Merger-related costs of $20.4 million as well as payments made to certain ATMI employees upon the change in control and their subsequent termination, totaling $14.5 million.

(c)
Reflects an adjustment of the historical ATMI inventories to estimated fair value. This inventory adjustment will be fully recognized in cost of sales in the first two quarters following consummation of the Merger. The Company expects this step up in basis and amortization of this amount to have a negative effect on margins.

(d)
Includes $0.5 million of current deferred tax assets reclassified to current income tax payable as part of the LS Sale, $7.9 million of current deferred tax assets reclassified to current income tax payable related to share-based payments made at the Merger date, and the elimination of $14.2 million of non-current deferred tax assets related to existing intangible assets.

(e)	Reflects the elimination of assets and liabilities held for sale as a result of the LS Sale, which closed on February 20, 2014.

(f)
Reflects the capitalization of debt issuance costs of $7.3 million related to the senior secured term loan, $1.6 million related to the asset-backed revolving credit facility and $8.3 million related to the senior unsecured notes.

(g)	Reflects the preliminary estimated identifiable intangible assets and goodwill as described in “Basis of Pro Forma Presentation” above.

(h)	Reflects the borrowing of $460 million under the senior secured term loan, net of an original issue discount of 0.50%, and the issuance of $360 million of senior unsecured notes.

(i)
Includes $7.8 million of incomes taxes payable resulting from the LS Sale, assuming a tax rate of 9.1%. Also includes a reduction of income taxes payable of $20.1 million related to share-based payments that will be settled at the Merger date and $8.8 million related to Merger-related costs and bridge loan fees, based on a combined federal and state statutory rate of 36.125% and a deferred tax liability of $12.6 million resulting from the fair value adjustment to inventory acquired, based on a combined federal, state and foreign statutory of 30.0%.

(j)
Reflects the reclassification of $1.6 million of non-current deferred tax liabilities to current incomes taxes payable as a result of the LS Sale and $88.7 million of deferred tax liabilities resulting from fair value adjustments to identifiable intangible assets acquired based primarily on a combined federal and state statutory rate of 36.125%.

(k)	Reflects the elimination of ATMI’s historical stockholders’ equity.

(l)	Reflects the estimated gain on the disposition of LS, net of estimated transaction costs and income taxes.

(m)
Reflects the recognition of Merger-related costs of $20.4 million, $4.0 million of commitment fees related to bridge financing, $21.3 million related to acceleration of vesting of stock options and restricted stock and $14.5 million of change in control payments, net of related tax effects of $19.6 million.

Unaudited Pro Forma Condensed Combined Statement of Operations

(n)	To eliminate net sales and cost of sales attributable to sales from Entegris to ATMI of $3.2 million.

(o)	Reflects the elimination of non-recurring Merger-related costs that have been recorded in Entegris’ and ATMI’s historical results.

(p)	Reflects the incremental amortization based on the preliminary fair values of the intangible assets acquired as follows :

(In thousands)	Intangible Assets	Estimated Useful Lives (yrs)	Pro Forma Amortization
Trade name and technology	$136,000	8.5	$16,000
Customer relationships	126,000	17.5	7,200
ATMI corporate trade name	5,000	3.0	1,667
	$267,000		24,867
Less: historical amortization			2,828
Pro forma incremental amortization			$22,039

(q)
Reflects the incremental interest expense related to the Company’s debt structure after the Merger, comprised of borrowings under the senior secured term loan facility and the senior unsecured notes (and assumes no borrowings under the ABL facility on the closing date of the Merger), as follows:

(In thousands)
Interest expense on senior secured term loan facility	$16,040
Interest expense on senior unsecured notes	21,600
Amortization of debt issue costs and original issue discount	3,005
Total adjustment	$40,645

(r)
Reflects the tax effects of the adjustments described in notes (o) and (p) at a combined federal, state and foreign statutory rate of 30.0% and (q) at a combined federal and state statutory rate of 36.125%.